All transactions listed below relate to sales of Common Stock of
Riverbed Technology, Inc. on August 1, 2007.

SHARES PRICE SHARES BENEFICIALLY OWNED AFTER TRANSACTION

  100 44.89 39,998
  200 44.89 39,798
  100 44.89 39,698
  100 44.88 39,598
  200 44.87 39,398
  200 44.87 39,198
  100 44.85 39,098
  100 44.85 38,998
  100 44.84 38,898
  200 44.84 38,698
  100 44.76 38,598
  300 44.77 38,298
  100 44.76 38,198
  300 44.77 37,898
2,118 44.75 35,780
  200 44.73 35,580
  482 44.73 35,098